SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (**the "Agreement"**) is executed as of this November 23, 2014 by and between Exar Corporation (the "Company") and **Parviz Ghaffaripour** ("Employee") (or collectively the "Parties").

RECITALS

WHEREAS, Ghaffaripour desires finally to compromise, settle and discharge all claims, controversies, demands, actions or causes of action which he may have or claim to have against EXAR arising out of his employment agreement with EXAR.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the promises, mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. **Termination**. Ghaffaripour' employment with EXAR is hereby terminated, effective November 23, 2014 (**the "Termination Date"**).

1. **Accrued Salary and Vacation**. On the Termination Date, EXAR will pay Ghaffaripour all accrued salary, and all accrued and unused vacation earned through the Termination Date, subject to standard deductions and withholdings. Ghaffaripour is entitled to such a payment upon the cessation of his employment, regardless of whether or not he signs this Agreement.

2. **Other Compensation and Benefits**. Except as expressly provided for in this Agreement, Ghaffaripour will not receive any other compensation or benefits.

(a) Base Salary. Upon execution of this Agreement, Ghaffaripour shall receive a lump sum payment of $150,000, subject to standard deductions and withholdings

(b) Medical Coverage. Ghaffaripour shall have the option to convert and continue medical, dental and vision insurance for himself and his eligible dependents after the Termination Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (**"COBRA"**). The Company shall pay the cost of Ghaffaripour' premiums to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Ghaffaripour (and, if applicable, Ghaffaripour' eligible dependents) as in effect immediately prior to the Termination Date, for a period of six months.

3. **Proprietary Information**. Ghaffaripour acknowledges that he will continue to abide by the obligations under his proprietary information agreement, including but not limited to, his obligation to refrain from unauthorized use or disclosure of EXAR's proprietary information. A copy of that agreement is attached hereto as Exhibit A.

4. **Property**. Ghaffaripour hereby represents and warrants to EXAR that by the Termination Date, he will return to EXAR all EXAR documents (and all copies thereof) and other EXAR property which he has had in his possession at any time, including, but not limited to, EXAR files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, laptops and phones; and any materials of any kind which contain or embody any proprietary or confidential information of EXAR (and all reproductions thereof) ("EXAR Property").

5. **Non-disparagement**. The Parties will not disparage each other in any manner likely to be harmful to the other Party's affairs, including employment opportunities, business, products

potential products, or the personal or business reputation of EXAR's directors, shareholders or employees, provided, however that nothing in this Agreement shall prohibit the other from providing truthful testimony in response to any court or arbitral order, subpoena, or government investigation or from providing truthful information to any governmental, regulatory or administrative agency.

6. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by Ghaffaripour and EXAR and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Ghaffaripour may disclose this Agreement to his immediate family; (b) Ghaffaripour and EXAR may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) EXAR may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) Ghaffaripour and EXAR may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

7. Release of Claims. Ghaffaripour hereby releases, acquits and forever discharges EXAR, its officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims or potential claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Termination Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Ghaffaripour's employment with EXAR or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in EXAR, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state, or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment & Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud, defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Effective November 23, 2014, the Company will release, acquit and forever discharge Ghaffaripour of and from any and all claims, or potential claims, liabilities, demands, causes of action costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, arising out of or in any way related to Ghaffaripour's employment with EXAR except claims or potential claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise in any way related to acts of fraud, willful misconduct, gross negligence or other acts that would have given rise to a termination for cause under applicable law.

8. ADEA Waiver. Ghaffaripour acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended. He also acknowledges that the consideration given for the waiver in the above paragraph is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA that: (a) this waiver and release do not apply to any claims that may arise after the Termination Date of this Agreement; (b) he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days within which to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following the execution to this Agreement to revoke the Agreement; (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by Ghaffaripour, provided that EXAR has also signed the Agreement by that date ("Effective Date"). If Ghaffaripour revokes the Agreement within seven days provided for by this paragraph, he agrees to return to or reimburse EXAR all consideration provided to him by EXAR under this Agreement.

9. Section 1542 Waiver. In granting the releases herein, Ghaffaripour acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by his must have materially affected his settlement with the debtor.

The parties fully understand that if the facts upon which this Agreement is given are found hereafter to be other than or different from the facts now believed to be true, the parties expressly accept and assume the risk of such possible difference in facts and agree that this Agreement shall be and remain effective notwithstanding any such differences in facts. The parties hereby expressly agree that this Agreement shall extend to and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

10. **Standard/Historical Employment References**. Ghaffaripour agrees to refer all inquiries from prospective employers to EXAR's Vice President, Human Resources.

11. **Entire Agreement**. This Agreement, including Exhibit A constitutes the complete, final and exclusive embodiment of the entire agreement between Ghaffaripour and EXAR with respect to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representation of any party other than those expressly contained herein and it supersedes any other such promises, warranties or representations. Ghaffaripour acknowledges that he has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by an attorney, and signed the same of his own free will. This Agreement may not be amended or modified except in a writing signed by both Ghaffaripour and a duly authorized officer of EXAR.

12. **No Admissions.** It is understood and agreed by Ghaffaripour and EXAR that this Agreement represents a compromise settlement of various matters, that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to other party or to any other person, and that neither party makes any such admission.

13. **Applicable Law**. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

14. **Non-Solicitation**: Ghaffaripour agrees that for one year following the Termination Date he will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

15. **Severability**. Should any provision herein be in any respect declared invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the enforceability of the other provisions of this Agreement, which shall remain in full force and effect, and be interpreted as though such invalid, illegal or unenforceable provision were not a part thereof, except that if any of the release provisions of this Agreement are found to be unenforceable, then the party in whose favor those release provisions were to apply shall have the option to declare the entire Agreement null and void. If any party declares this Agreement null and void as to it pursuant to this section, each other party shall also have the option of declaring the Agreement null and void as to it or him.

16. **Successors and Assigns**. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of his duties under this Agreement, Ghaffaripour agrees not to delegate the performance of his duties under this Agreement.

17. **Dispute Resolution / Attorneys' Fees**. The parties and signatories hereto represent that they have had an opportunity to be represented by counsel of their own choosing in the negotiations for and preparation of this Agreement, that they have had the opportunity to discuss all aspects of this Agreement with their respective counsel, that they have carefully and fully read this

Agreement, and that they freely and voluntarily enter into it. Accordingly the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be utilized in the interpretation of this Agreement.

Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS") under the then existing JAMS arbitration rules. This arbitration shall be held in Alameda County. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such action shall be entitled to reimbursement of its attorneys' fees and all other costs that may be incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

LOUIS DINARDO **PRESIDENT & CEO**	**PARVIZ GHAFFARIPOUR** **SR VP, COMPONENTS PRODUCT LINE**
By: ______________________	By: ______________________
Dated: ______________________	Dated: ______________________

Exhibit A

EXAR

A New Direction in Mixed-Signal

EXAR CORPORATION
EMPLOYEE PROPRIETARY RIGHTS AND NON-DISCLOSURE AGREEMENT

I recognize that, as part of its business, it is important that Exar Corporation and its subsidiary companies (collectively the "Company") initiate, make and develop technological innovations, develop valuable information and trade secrets, and protect its legal rights in such matters. Therefore, in consideration of my employment by the Company, I hereby agree:

1. To maintain in strictest confidence, both during the term of my employment and thereafter, all technical and business information, trade secrets, inventions and innovations (collectively "Confidential Information") of the Company, its successors or assigns, and my co-workers, either learned or developed by me during the term or arising out of my employment, and

2. To maintain in strictest confident Confidential Information of third parties either learned by or disclosed to me during the term or arising out of my employment and to use such third party Confidential Information in accordance with the purposes specified in any agreement between the Company and third party; and

3. Not to use at any time in my work for the Company, nor to divulge to the Company, its employees or consultants, Confidential Information I have obtained from any previous employer or any other person, and

4. To promptly disclose and assign all rights to the Company, its successors or assigns, in any and all inventions or innovations that are conceived or first actually reduced to practice by me, either alone or jointly with others, during my term of employment by the Company; except that (as provided in Section 2870 of the California Labor Code) I need not assign to the Company title in any invention for which no equipment , supplies, facility , or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (1) to the business of the Company or (2) to the company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by me for the Company, unless full title in the United States to the invention is required by contract between the Company and the United States or any of its agencies. I understand that all those disclosures of my inventions and innovations made to the Company under this paragraph for which I need not assign title to the Company shall be received in confidence by the Company; and

5. To execute or cause to be executed such documents as may be required to file applications and to obtain of enforce patents and/or copyrights in the name of the Company or its nominees, in any countries, covering such inventions or improvements. The Company agrees that it does not have any commitments to any other party which Employee is obligated to assign to such party inventions or improvements, or rights therein, in conflict with the foregoing obligations to the Company hereunder. This obligation shall continue beyond the termination of my employment but the Company shall compensate me at reasonable rate after my termination for time actually spent by me at the Company's location on such assistance. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to any invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocable designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any such application of applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me; and

6. As a matter of record, the schedule below, as the case may be, contains a list of all inventions or improvements relevant to the subject matter of my employment of, or consulting status to, the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company and that I desire to remove from the operation of this Agreement. I represent and warrant that such list if complete. If to the extent that the schedule is not complete it shall be deemed that I have made no such inventions and improvements at the time of signing this Agreements; and

7. Not to engage in any employment, business, other than for the Company, or act in such a manner which could or might result in or give rise to the existence of conditions prejudicial to, or in conflict with, the best interests of the Company; and

8. To deliver, upon termination of my employment, to the Company all Confidential Information in written or tangible form and any copies thereof.

Date	Employee Name (please print)	Employee Signature

DISCLOSURE A SCHEDULE

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment with the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

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____

I propose to bring the Company or use in my employment the following materials and documents of a former employer that are not generally available to the public, which materials and documents may be used in my work with the Company pursuant to the express written authorization of my former employer, a copy of which is attached hereto:

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